AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              EVOLVE SOFTWARE, INC.

     Evolve Software, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is Evolve Software, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Cortez Software International, Inc., and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 24, 1995.

     2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sec. 242, 245, and 303 of the Delaware General Corporation Law in accordance with a plan of reorganization of the Corporation (the "Plan") approved by order of the United States Bankruptcy Court for the District of Delaware in In re Evolve Software, Inc., Chapter 11 Case No.
                        ---------------------------
03-10841 (PJW), under Chapter 11 of the United State Bankruptcy Code (11 U.S.C. Sec. 101 et seq.).
         -------

     3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                      FIRST

     The name of the Corporation is Evolve Software, Inc. (the "Corporation").

                                     SECOND

     The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc. in New Castle County.

                                      THIRD

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                     FOURTH

     The total number of shares that the Corporation shall have authority to issue has been reduced to one (1) share according to the following schedule. Effective as of March 20, 2003, the total number of shares that the Corporation shall have authority to issue is 8,700,000 shares


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of capital stock, with 5,500,000 shares designated "Common Stock" at a par value of $0.001, and 3,200,000 designated "Preferred Stock" at a par value of $0.001. Effective as of October 28, 2003, the total number of shares that the Corporation shall have authority to issue is one (1) share of capital stock, which shall be designated "Common Stock" and shall have a par value of $0.001.

                                      FIFTH

     The Corporation is to have perpetual existence.

                                      SIXTH

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

                                     SEVENTH

     The number of directors that constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                     EIGHTH

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                      NINTH

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                      TENTH

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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                                    ELEVENTH

     The stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

                                     TWELFTH

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles ELEVENTH or TWELFTH or any provision thereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 20% or more of the voting power of the Corporation's outstanding capital stock.

                                   THIRTEENTH

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by an authorized officer of the Corporation on this 20th day of November 2003.


                                         EVOLVE SOFTWARE, INC.


                                         By:  /s/ Lynda Entwistle
                                              -------------------

                                         Name:  Lynda Entwistle

                                         Title: Plan Agent


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